                                                  Registration Statement No. 33-

As filed with the Securities and Exchange Commission on
February 18, 1994.
===============================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                              -----------------
                                    Form S-8

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               -----------------
                       BANKERS TRUST NEW YORK CORPORATION
               (Exact name of issuer as specified in its charter)
                                  -----------
                                    New York
         (State or other jurisdiction of incorporation or organization)
                                   13-6180473
                      (I.R.S. employer identification no.)

                   280 Park Avenue, New York, New York  10017
              (Address of principal executive offices) (zip code)

                              PARTNERSHARE PLAN OF
                       BANKERS TRUST NEW YORK CORPORATION
                                 AND AFFILIATES
                            (Full title of the plan)


          James J. Baechle, Executive Vice President & General Counsel
                       Bankers Trust New York Corporation
                 130 Liberty Street, New York, New York  10006
                    (Name and address of agent for service)

                     Telephone number, including area code,
                     of agent for service:  (212) 250-2500

                        CALCULATION OF REGISTRATION FEE

=======================================================================

                                   Proposed    Proposed
      Title of                     maximum      maximum
     securities         Amount     offering    aggregate    Amount of
       to be            to be     price per    offering    registration
     registered       registered  share/(2)/  price/(2)/     fee/(2)/
- -----------------------------------------------------------------------
Common Stock,         1,000,000     $81.5625  $81,562,500       $28,126
 $1 par value/(1)/    shares
=======================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


(2) Estimated solely for the purpose of calculating the fee. Based on the average of the high and low prices of Bankers Trust New York Corporation's common stock on February 14, 1994, as reported on the New York Stock Exchange Composite Transaction Tape, pursuant to Rule 457(c), (h)(1) and (m).

===============================================================

                       BANKERS TRUST NEW YORK CORPORATION

                              PARTNERSHARE PLAN OF
               BANKERS TRUST NEW YORK CORPORATION AND AFFILIATES


                                    PART II:

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents of Bankers Trust New York Corporation (the "Corporation" or "Registrant") and the PartnerShare Plan of Bankers Trust New York Corporation and Affiliates (the "Plan"), heretofore filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference thereto:

     a. The Corporation's Annual Report on Form 10-K (File No. 1-5920) for the year ended December 31, 1992, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     b. The Corporation's Current Reports on Form 8-K (File No. 1-5920) dated January 14, January 15, January 25, March 19, April 20, May 25, June 24, July 22, July 26, August 6, September 24, October 7, October 21, October 22, and December 21, 1993 and January 20, 1994, filed pursuant to Section 13 of the Exchange Act.

     c. The Corporation's Quarterly Reports on Form 10-Q (File No. 1-5920) for the quarters ended March 31, June 30 and September 30, 1993, filed pursuant to Section 13 of the Exchange Act.

     d. The Plan's Annual Report on Form 11-K for the year ended December 31, 1992, filed pursuant to Section 15(d) of the Exchange Act.

     e. The Corporation's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 33-27498), dated October 15, 1993 containing a description of the Corporation's common stock.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement on Form S-8 ("Registration Statement") and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF THE SECURITIES.

     The description of the Corporation's capital stock, including its common stock, is contained on pages 14-19 of its Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 33-27498), dated October 15, 1993 and is incorporated herein by reference.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     (a)  Experts

          Not applicable.

     (b)  Counsel

          The validity of the Common Stock, $1 par value, of the Corporation (the "Common Stock") offered pursuant to this Registration Statement will be passed upon by the Corporation by Gordon S. Calder, Jr., Esq., Assistant Secretary of the Corporation. Mr. Calder owns or has the right to acquire shares of Common Stock of the Corporation in an amount that does not exceed .015 of 1% of the outstanding Common Stock of the Corporation.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the By-Laws of Bankers Trust New York Corporation provides as follows:

SECTION 5.01 The corporation shall, to the fullest extent permitted by Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

SECTION 5.02 The corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provisions of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the President or any Vice Chairman, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board, the President or any Vice Chairman shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

SECTION 5.05 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemni-fication (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

SECTION 5.07 If a request to be indemnified or for the reimburse-ment or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prose-cuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceed-ing of the character described in Section 5.01 shall be entitled to indemnification only as provided in Sections 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary.


     Within certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or
(ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

     In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering the Corporation and its directors and officers for amounts, subject to policy limits, that the Corporation might be required to pay by way of indemnification to its directors and officers under its By-Laws or otherwise for the protection of individual directors and officers from loss for which they might not be indemnified by the Corporation.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable


ITEM 8. EXHIBITS.

     4.1 Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 9, 1988.

     4.2 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on August 30, 1989.

     4.3 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 14, 1990.

     4.4 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on March 20, 1992.

     4.5 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on October 27, 1992.

     4.6 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on January 21, 1993.

     4.7 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 1, 1993.

     4.8 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on August 18, 1993.

     5.1 Opinion of Counsel, with respect to the securities being registered.

     5.2 Undertaking of the Registrant.

     23.1 Consent of Counsel (included in Exhibit 5.1).

     23.2 Consent of Ernst & Young.

     23.3 Consent of KPMG Peat Marwick.

     24.1 Power of Attorney.


ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 17th day of February, 1994.

             BANKERS TRUST NEW YORK CORPORATION
             (Registrant)


     By  /s/ James T. Byrne, Jr.
     _________________________________
             James T. Byrne, Jr.
             Secretary



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                                   SIGNATURES



Signatures                              Title            Date
- ---------------------------------  ----------------  ------------

* /s/Charles S. Sanford, Jr.       Chairman of the   February 17,
_________________________          Board, Chief      1994
Charles S. Sanford, Jr.            Executive
                                   Officer
                                   (Principal
                                   Executive
                                   Officer) and
                                   Director






* /s/George B. Beitzel             Director          "     "
________________________
George B. Beitzel



* /s/ William R. Howell            Director          "     "
________________________
William R. Howell



* /s/ Jon M. Huntsman              Director          February 17,
________________________                             1994
Jon M. Huntsman





* /s/ Vernon E. Jordan, Jr.        Director          "     "
________________________
Vernon E. Jordan, Jr.



* /s/ Hamish Maxwell               Director          "     "
________________________
Hamish Maxwell



* /s/ Donald F. McCullough         Director          "     "
________________________
Donald F. McCullough



* /s/ N.J. Nicholas Jr.            Director          "     "
________________________
N.J. Nicholas Jr.



* /s/ Russell E. Palmer            Director          "     "
________________________
Russell E. Palmer



* /s/ Didier Pineau-Valencienne    Director          "     "
________________________
Didier Pineau-Valencienne



* /s/ Eugene B. Shanks, Jr.        Director          "     "
________________________
Eugene B. Shanks, Jr.



* /s/ Patricia Carry Stewart       Director          "     "
________________________
Patricia Carry Stewart



* /s/ George J. Vojta              Director          "     "
________________________
George J. Vojta

 * /s/ Timothy T. Yates            Executive Vice    February 17,
________________________           President and     1994
Timothy T. Yates                   Chief Financial
                                   Officer
                                   (Principal
                                   Financial
                                   Officer)



* /s/ Geoffrey M. Fletcher         Senior Vice        "     "
________________________           President and
Geoffrey M. Fletcher               Principal
                                   Accounting
                                   Officer
                                   (Principal
                                   Accounting
                                   Officer)





*By /s/ James T. Byrne, Jr.
_______________________________________
James T. Byrne, Jr. (Attorney-in-Fact)

Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of February, 1994.


                              PARTNERSHARE PLAN OF BANKERS TRUST NEW YORK
                              CORPORATION AND AFFILIATES

                              ADMINISTRATIVE COMMITTEE



                              By  /s/ Mark Bieler
                              ______________________________
                              Mark Bieler
                              Chairman

                                 EXHIBIT INDEX

Exhibits                                                Page
- --------                                                ----

4.1   Restated Certificate of Incorporation of the       *
      Registrant filed with the State of New York on
      June 9, 1988.

4.2   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on August 30,
      1989.

4.3   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on June 14,
      1990.

4.4   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on March 20,
      1992.

4.5   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on October
      27, 1992.

4.6   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on January
      21, 1993.

4.7   Certificate of Amendment of the Restated           *
      Certificate of Incorporation of the Registrant
      filed with the State of New York on June 1,
      1993.

4.8   Certificate of Amendment of the Restated           **
      Certificate of Incorporation of the Registrant
      filed with the State of New York on August 18,
      1993.

5.1   Opinion of Counsel                                 13

5.2   Undertaking of the Registrant                      15

23.1  Consent of Counsel (included in Exhibit 5.1)       13

23.2  Consent of Ernst & Young                           17

23.3  Consent of KPMG Peat Marwick                       19

24.1  Power of Attorney                                  21



*Incorporated by reference from the Corporation's Current Report on Form 8-K dated September 24, 1993.

**Incorporated by reference from the Corporation's Current Report on Form 8-K dated August 6, 1993.